Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Linn Energy, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333‑216341) of Linn Energy, Inc. (formerly known as Linn Energy, LLC) of our report dated March 23, 2017, with respect to the consolidated balance sheets of Linn Energy, LLC as of December 31, 2016 and 2015, and the related consolidated statements of operations, unitholders’ capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Linn Energy, Inc.
Our report dated March 23, 2017, contains an explanatory paragraph that states the United States Bankruptcy Court for the Southern District of Texas confirmed the Company’s Plan of Reorganization (the “Plan”) on January 27, 2017. Confirmation of the Plan resulted in the discharge of debt of the Company and substantially altered rights and interests of debt and equity security holders as provided for in the Plan. The Plan was substantially consummated on February 28, 2017 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting as of February 28, 2017.
/s/ KPMG LLP
Houston, Texas
March 23, 2017